================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: JANUARY 28, 1998

                           DAILEY INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          1389                         76-0503355
 (State or other jurisdiction         (Primary Standard                (I.R.S. Employer
      of incorporation)           Industrial Classification          Identification No.)
                                         Code Number)
             2507 NORTH FRAZIER
                P.O. BOX 1863
                CONROE, TEXAS                                      77305
  (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (281) 350-3399

                        DAILEY PETROLEUM SERVICES CORP.
         (Former name or former address, if changed since last report)

================================================================================

                        EXHIBIT INDEX BEGINS ON PAGE 21.

ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

     On January 28, 1998, Dailey International Inc., a Delaware corporation (the "Company"), acquired the operating assets and liabilities (the "DWS/DAMCO Acquisition") of Directional Wireline Services, Inc., a Louisiana corporation ("DWS"), DAMCO Services, Inc., a Louisiana corporation ("DSI"), and DAMCO Tong Services, Inc., a Louisiana corporation ("DTSI" and together with DWS and DSI, "DWS/DAMCO"), for a total purchase price of $61 million, subject to adjustment based upon working capital levels on the date of purchase. The purchase price was determined through arms-length negotiations between the parties.

     DWS/DAMCO provides specialized drilling, workover, completion, and production services to the Gulf of Mexico and Nigerian markets. DWS operates independently of DSI and DTSI, with DWS providing downhole electric wireline and tubing conveyed perforating ("TCP") services and DSI and DTSI providing tubular testing and handling services. Dailey intends to employ substantially all of DWS/DAMCO's, management and other personnel.

     The DWS/DAMCO Acquisition was effected pursuant to an Asset Purchase Agreement dated effective as of November 30, 1997, by and among the Company, DWS/DAMCO and the shareholders of each of DWS, DSI and DTSI. The DWS/DAMCO Acquisition was funded utilizing advances of approximately $7.5 million under the Company's line of credit with Wells Fargo Bank (Texas), National Association, as Agent, and existing cash of the Company. The indebtedness under the Revolving Credit Line is secured by substantially all of the Company's and its domestic subsidiaries' assets, as well as a pledge of all of the outstanding capital stock of the Company's material domestic subsidiaries.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial statements of business acquired.

     The following financial statements are filed herewith:

                    AUDITED COMBINED FINANCIAL STATEMENTS OF
           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

Report of Independent Auditors..............................  F-1
Combined Balance Sheets as of September 30, 1997 and
  December 31, 1996.........................................  F-2
Combined Statements of Operations for the nine months ended
  September 30, 1997 and the twelve months ended December
  31, 1996 and 1995.........................................  F-3
Combined Statements of Shareholders' Equity for the nine
  months ended September 30, 1997 and for the years ended
  December 31, 1996 and 1995................................  F-4
Combined Statements of Cash Flows for the nine months ended
  September 30, 1997 and the twelve months ended December
  31, 1996 and 1995.........................................  F-5
Notes to Combined Financial Statements......................  F-6

  (b) Pro forma financial information.

     The following pro forma financial statements of the Company are filed herewith:

Unaudited Pro Forma Combined Financial Statements...........  P-1
Unaudited Pro Forma Combined Balance Sheet as of October 31,
  1997......................................................  P-2
Unaudited Pro Forma Combined Statement of Operations for the
  six months ended October 31, 1997.........................  P-3
Unaudited Pro Form Combined Statement of Operations for the
  twelve months ended April 30, 1997........................  P-4
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................  P-5

  (c) Exhibits.

          2.1            -- Asset Purchase Agreement dated November 30, 1997 (the
                            "Asset Purchase Agreement"), by and among the Company,
                            DWS/DAMCO and the shareholders of each of DWS, DSI and
                            DTSI (incorporated by reference from the Company's
                            Quarterly Report on Form 10-Q for the three-month and
                            six-month periods ended October 31, 1997). Pursuant to
                            Item 601(b)(2) of Regulation S-K, certain schedules and
                            similar attachments to the Asset Purchase Agreement have
                            not been filed with this exhibit. The Schedules contain
                            various items relating to the representations and
                            warranties made by the Company and DWS/DAMCO in the Asset
                            Purchase Agreement. The Company agrees to furnish
                            supplementally any omitted schedule to the Securities and
                            Exchange Commission upon request.
         10.1            -- Escrow Agreement dated January 28, 1998, by and among the
                            Company, DWS, DSI, DTSI, the Shareholder Representatives,
                            and U.S. Trust Company of Texas, National Association
                            (the "Escrow Agent").
         23.1            -- Consent of Ernst & Young LLP
         99.1            -- Press Release dated January 28, 1998

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            DAILEY INTERNATIONAL INC.

                                                   /s/ DAVID T. TIGHE

                                            ------------------------------------
                                            Name: David T. Tighe
                                            Title: Chief Financial Officer

Dated: February 11, 1998

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Directional Wireline Services, Inc.,
DAMCO Services, Inc. and DAMCO Tong Services, Inc.

     We have audited the accompanying combined balance sheets of Directional Wireline Services, Inc., DAMCO Services, Inc. and DAMCO Tong Services, Inc. (collectively, "DWS/DAMCO" -- see Note 1) as of September 30, 1997 and December 31, 1996, and the related combined statements of operations, shareholders' equity, and cash flows for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995. These financial statements are the responsibility of DWS/DAMCO's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 30, 1997 and December 31, 1996 of DWS/DAMCO, and the combined results of their operations and their cash flows for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP
Houston, Texas
January 16, 1998
except for Note 1 as to which the date is January 28, 1998

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 2,679,231     $   141,318
  Accounts receivable, less allowance ($110,134 in 1997 and
     $120,383 in 1996)......................................     6,843,469       8,691,374
  Consumable supplies inventories...........................     2,407,074       2,230,302
  Prepaid expenses and other assets.........................       572,370         293,164
                                                               -----------     -----------
          Total current assets..............................    12,502,144      11,356,158
Property, plant and equipment:
  Land......................................................        25,000          25,000
  Building and improvements.................................       358,488         358,488
  Furniture and fixtures....................................        63,421          40,696
  Revenue producing tools...................................    16,569,370      15,825,158
  Vehicles..................................................     2,614,448       2,489,938
                                                               -----------     -----------
                                                                19,630,727      18,739,280
Less accumulated depreciation...............................    15,301,746      14,622,987
                                                               -----------     -----------
                                                                 4,328,981       4,116,293
Deposits and other..........................................       168,484         116,426
                                                               -----------     -----------
          Total assets......................................   $16,999,609     $15,588,877
                                                               ===========     ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $ 1,178,114     $ 1,152,930
  Current portion of notes payable to affiliated
     companies..............................................       128,963         203,917
  Current portion of other notes payable....................       213,992         183,988
  Current portion of capital lease obligations..............        14,077              --
                                                               -----------     -----------
          Total current liabilities.........................     1,535,146       1,540,835
Noncurrent portion of notes payable to affiliated
  companies.................................................        77,028         184,728
Noncurrent portion of other notes payable...................       251,619         174,024
Long-term portion of capital lease obligation...............        64,046              --
Postretirement benefit obligations..........................        86,369          88,761
Shareholders' equity:
  Common stock, no par value:
     Authorized shares -- 21,000 issued and outstanding
      shares: 4,012 at September 30, 1997 and December 31,
      1996..................................................       498,828         498,828
  Retained earnings.........................................    14,506,862      13,121,990
                                                               -----------     -----------
                                                                15,005,690      13,620,818
Less common stock in treasury at cost -- 15 shares at
  September 30, 1997 and December 31, 1996..................        20,289          20,289
                                                               -----------     -----------
          Total shareholders' equity........................    14,985,401      13,600,529
                                                               -----------     -----------
          Total liabilities and shareholders' equity........   $16,999,609     $15,588,877
                                                               ===========     ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                       NINE-MONTH
                                                      PERIOD ENDED      YEAR ENDED DECEMBER 31,
                                                      SEPTEMBER 30,    --------------------------
                                                          1997            1996           1995
                                                      -------------    -----------    -----------
Service revenue.....................................   $22,966,447     $26,284,671    $18,622,314
Costs and operating expenses........................     8,007,225       9,318,652      9,755,257
Depreciation........................................       829,061       1,020,672        898,320
General and administrative and indirect operating
  expenses..........................................     6,201,401       8,115,415      5,108,062
Non-cash compensation...............................            --          17,288      2,038,421
Selling and marketing expenses......................       577,783         639,216        661,320
                                                       -----------     -----------    -----------
                                                        15,615,470      19,111,243     18,461,380
                                                       -----------     -----------    -----------
                                                         7,350,977       7,173,428        160,934
Other income (expense):
  Settlement of shareholder litigation..............            --              --       (482,660)
  Settlement of royalty agreement...................      (234,507)             --             --
  Interest expense..................................       (51,641)        (69,708)       (63,610)
  Gain (loss) on disposal of assets.................            --          34,633        (44,189)
  Interest and other income.........................       320,043          97,601        212,663
                                                       -----------     -----------    -----------
                                                            33,895          62,526       (377,796)
                                                       -----------     -----------    -----------
          Net income (loss).........................   $ 7,384,872     $ 7,235,954    $  (216,862)
                                                       ===========     ===========    ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                              COMMON     TREASURY      RETAINED
                                              STOCK        STOCK       EARNINGS        TOTAL
                                             --------   -----------   -----------   -----------
Balance at December 31, 1994...............  $449,325   $    (3,000)  $11,202,898   $11,649,223
  Net loss.................................        --            --      (216,862)     (216,862)
  Purchase of treasury stock...............        --    (2,023,495)           --    (2,023,495)
  Issuance of treasury stock...............        --     1,988,918            --     1,988,918
  Issuance of capital stock................    49,503            --            --        49,503
                                             --------   -----------   -----------   -----------
Balance at December 31, 1995...............   498,828       (37,577)   10,986,036    11,447,287
  Net income...............................        --            --     7,235,954     7,235,954
  Distributions to shareholders............        --            --    (5,100,000)   (5,100,000)
  Issuance of treasury stock...............        --        17,288            --        17,288
                                             --------   -----------   -----------   -----------
Balance at December 31, 1996...............   498,828       (20,289)   13,121,990    13,600,529
  Net income...............................        --            --     7,384,872     7,384,872
  Distributions to shareholders............        --            --    (6,000,000)   (6,000,000)
                                             --------   -----------   -----------   -----------
Balance at September 30, 1997..............  $498,828   $   (20,289)  $14,506,862   $14,985,401
                                             ========   ===========   ===========   ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       NINE-MONTH
                                                      PERIOD ENDED      YEAR ENDED DECEMBER 31,
                                                      SEPTEMBER 30,    --------------------------
                                                          1997            1996           1995
                                                      -------------    -----------    -----------
OPERATING ACTIVITIES
Net income (loss)...................................   $ 7,384,872     $ 7,235,954    $  (216,862)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization.....................       829,061       1,020,672        898,320
  Non-cash compensation expense.....................            --          17,288      2,038,421
  Provision for doubtful accounts...................        49,471          76,359         56,723
  (Gain) loss on disposal of assets.................            --         (34,633)        44,189
  Changes in operating assets and liabilities:
     Consumable supplies inventories................      (176,772)       (334,489)      (358,887)
     Accounts receivable............................     1,798,434      (4,080,176)    (1,256,092)
     Prepaid expenses and other assets..............      (279,206)        158,693        (98,073)
     Deposits and other assets......................       (52,058)        (21,463)        (4,895)
     Accounts payable and accrued expenses..........        25,184         277,540        (18,780)
     Accrued post-retirement benefit cost...........        (2,392)         (3,300)        (3,070)
                                                       -----------     -----------    -----------
Net cash provided by operating activities...........     9,576,594       4,312,445      1,080,994
INVESTING ACTIVITIES
Proceeds from disposal of assets....................        64,929         136,939         36,697
Purchases of plant and equipment....................      (743,119)     (1,145,464)    (1,063,856)
                                                       -----------     -----------    -----------
Net cash used in investing activities...............      (678,190)     (1,008,525)    (1,027,159)
FINANCING ACTIVITIES
Purchases of treasury stock.........................            --              --     (2,023,495)
Principal payments on notes payable and capital
  lease obligations.................................      (360,491)       (321,372)      (334,259)
Distributions to shareholders.......................    (6,000,000)     (5,100,000)            --
                                                       -----------     -----------    -----------
Net cash provided by (used in) financing
  activities........................................    (6,360,491)     (5,421,372)    (2,357,754)
                                                       -----------     -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     2,537,913      (2,117,452)    (2,303,919)
Cash and cash equivalents at beginning of year......       141,318       2,258,770      4,562,689
                                                       -----------     -----------    -----------
Cash and cash equivalents at end of year............   $ 2,679,231     $   141,318    $ 2,258,770
                                                       ===========     ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.......................................   $    51,641     $    69,708    $    63,610
                                                       ===========     ===========    ===========
SUPPLEMENTAL NONCASH ACTIVITIES ARISING FROM
  INVESTING AND FINANCING ACTIVITIES
Financing of equipment purchases with notes payable
  and capital lease obligations.....................   $   363,559     $   629,104    $   337,399
                                                       ===========     ===========    ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     The combined financial statements include the accounts of Directional Wireline Services, Inc. ("DWS"), DAMCO Services, Inc. and DAMCO Tong Services, Inc., hereinafter collectively referred to as "DWS/DAMCO". All significant intercompany transactions and balances have been eliminated in the combined financial statements.

     DAMCO Services, Inc. was organized in 1968 and began operations in 1969 as DAMCO Testers, Inc. In 1980, this company was reorganized and, in 1992, its name was formally changed to DAMCO Services, Inc. DAMCO Tong Services, Inc. began operations in 1982. DWS was founded in 1973 and also reorganized in 1980. DWS/DAMCO are under common ownership control and management.

     In November 1997, DWS/DAMCO entered into an agreement with Dailey to sell the operating assets and liabilities of DWS/DAMCO. On January 28, 1998, the operating assets and liabilities of DWS/DAMCO were acquired for approximately $61 million in cash by Dailey, subject to a working capital adjustment.

     DWS/DAMCO are leading providers of electric wireline and tubing conveyed perforating services and tubular testing and handling services to the offshore and onshore oil and gas industry in the U.S. Gulf of Mexico region and Nigeria. The electric wireline services are utilized in both the exploration and production phases of an oil and gas well and include pipe recovery, cased hole logging, electric line perforating services and other cased hole services such as installation of bridge plugs, packers, retainers, pressure control equipment and thru-tubing bridge plugs. The tubular testing services consist of hydrostatic and gas pressure testing services that detect leaks and flaws in tubulars as they are run into the wellbore. The tubular handling services include assembling production pipe and tubing, dual completion strings, premium threaded connections and ultra-high torque tubulars.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     DWS/DAMCO consider all investments with a maturity of three months or less when purchased to be cash and cash equivalents.

  Consumable Supplies Inventories

     Consumable supplies inventories, consisting primarily of engineering supplies and explosives, are valued using the first-in, first-out method and are carried at the lower of cost or market.

  Revenue-Producing Tools and Property and Equipment

     Revenue-producing tools and property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of less than 39 years for buildings and improvements, three to five years for furniture and fixtures, seven years for revenue-producing tools and five years for vehicles. Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts. Tools manufactured and assembled are transferred to

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) revenue-producing tools as completed at the total cost of components, subassemblies, expendable parts, direct labor costs of each tool.

  Impairment of Long-Lived Assets

     The carrying value of long-lived assets, principally revenue-producing tools and property and equipment, is reviewed for potential impairment when events or changes indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset.

  Revenue Recognition

     Revenue is recognized as services are performed or equipment is provided in accordance with contractual provisions.

  Foreign Currency Translation

     The U.S. dollar is the functional currency for all operations. Accordingly, foreign currency translation gains and losses are recognized in the combined statement of operations. Such gains and losses were not significant for any of the periods presented. DWS/DAMCO do not enter into any transactions with derivative instruments.

  Income Taxes

     DWS/DAMCO have elected S corporation status for federal and state income tax purposes; accordingly, income taxes are the responsibility of the shareholders of DWS/DAMCO.

3. NOTES PAYABLE

  Notes Payable to Affiliated Companies

     Notes payable to affiliated companies consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Various automotive notes payable maturing through November
  1999, interest payable monthly at fixed rates ranging from
  11.80% to 13.95%..........................................    $205,991        $313,645
Other.......................................................          --          75,000
                                                                --------        --------
                                                                 205,991         388,645
Less current maturities.....................................     128,963         203,917
                                                                --------        --------
                                                                $ 77,028        $184,728
                                                                ========        ========

     Automotive notes payable are secured by the related vehicles. The other note payable to an affiliated company was paid in January 1997.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. NOTES PAYABLE -- (CONTINUED)
  Other Notes Payable

     Other notes payable consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Various automotive notes payable maturing through October
  2000, interest payable monthly at fixed rates ranging from
  5.9% to 12.95%............................................    $439,798        $343,235
Other equipment notes maturing through February 1999 from
  6.22% to 10%..............................................      25,813          14,777
                                                                --------        --------
                                                                 465,611         358,012
Less current maturities.....................................     213,992         183,988
                                                                --------        --------
                                                                $251,619        $174,024
                                                                ========        ========

     Automotive notes payable and other equipment notes are secured by the related vehicle or equipment.

     The scheduled principal payments of notes payable to affiliated companies and other notes payable for each of the next three years as of September 30 are as follows:

1998......................................................  $342,955
1999......................................................   253,613
2000......................................................    75,034
                                                            --------
                                                            $671,602
                                                            ========

4. COMMITMENTS AND CONTINGENCIES

     DWS/DAMCO are party to legal proceedings arising in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on DWS/DAMCO's financial position or results of operations.

     DWS/DAMCO lease certain facilities and office space under noncancelable operating leases from third parties and from an affiliated company which is owned by the majority shareholder.

     Future minimum payments under all noncancelable operating leases (including those with the affiliated company) with initial or remaining terms in excess of one year as of September 30, 1997 are as follows:

1998......................................................  $157,500
1999......................................................   157,500
2000......................................................   157,500
2001......................................................    36,300
2002......................................................     4,800
                                                            --------
                                                            $513,600
                                                            ========

     General and administrative and indirect operating expenses included rental expense of $189,000, $262,000 and $217,000 in 1997, 1996 and 1995, respectively, including $76,950, $92,000 and $69,000, respectively, of rent expense recognized under lease agreements with an affiliated company owned by the majority shareholder.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     In 1997, DWS/DAMCO entered into various capital lease arrangements to acquire equipment. At September 30, 1997, equipment under capital lease, at cost, was $81,556. Future minimum lease payments for capital leases at September 30, 1997 were as follows:

1998........................................................  $20,124
1999........................................................   20,124
2000........................................................   20,124
2001........................................................   20,124
2002........................................................   14,641
                                                              -------
Total minimum lease payments................................   95,137
Less amount representing interest...........................   17,014
                                                              -------
Present value of net minimum lease payments
  (including current portion of $14,077)....................  $78,123
                                                              =======

5. SETTLEMENT OF SHAREHOLDER LITIGATION

     Effective January 1, 1995, DWS/DAMCO settled litigation with the spouse of a deceased shareholder by making a cash payment of $482,660 and repurchasing the deceased shareholder's stock for an additional $1,954,340. Also in 1995, unrelated to the shareholder litigation, DWS/DAMCO repurchased additional outstanding shares for $69,155. The treasury stock resulting from these transactions, together with previously unissued stock, was thereafter awarded as stock bonuses, which were recorded as $2,038,421 of non-cash compensation expense in 1995.

6. RELATED PARTY TRANSACTIONS

     Management fees for certain accounting and administrative services are paid to an affiliated company owned by the majority shareholder. DWS/DAMCO paid management fees totaling $122,389 for the nine-month period ended September 30, 1997, and $150,000 for each of the fiscal years ended December 31, 1996 and 1995, which management believes reasonably approximates the value of the related services rendered.

     DWS/DAMCO purchased vehicles from an affiliated company owned by the majority shareholder. Purchases totaled $334,205 for the nine-month period ended September 30, 1997 and $368,948 and $381,155 for the fiscal years ended December 31, 1996 and 1995, respectively. In addition, DWS/DAMCO are parties to lease agreements with an affiliated company as previously described.

     In 1991, DWS was assigned all rights, title, and interest in a patent developed by a shareholder. In exchange for the assignment of the patent, DWS was required to pay to a company under common ownership of DWS 35% of the revenues attributable to the actual use of the patent. For the fiscal years ended December 31, 1996 and 1995, DWS recorded royalty fees totaling $101,955 and $155,780, respectively. In January 1997, DWS paid $350,000, including $115,437 of accrued royalty fees at December 31, 1996, to settle the royalty agreement.

7. EMPLOYEE BENEFITS

  Profit Sharing Plan

     Substantially all employees with one year of service with DWS/DAMCO and who have worked at least 1,000 hours during the year are eligible to participate in DWS/DAMCO's defined contribution profit sharing plans. Participants may contribute up to 5% of their annual compensation for which DWS/DAMCO match

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. EMPLOYEE BENEFITS -- (CONTINUED)
the contribution 100%. Benefit costs recognized as expense under these plans were $225,404 for the nine-month period ended September 30, 1997, and $248,706 and $197,480 for the fiscal years ended December 31, 1996 and 1995, respectively.

  Postretirement Health Care Benefits

     DSI offers postretirement health care benefits to two retired employees and their spouses. This plan does not cover any active personnel or other retirees. At September 30, 1997 and December 31, 1996, the accrued postretirement benefit costs included accumulated postretirement benefit obligations for retirees of $86,369 and $88,761, respectively. For the nine months ending September 30, 1997 and fiscal years ending December 31, 1996 and 1995, net periodic postretirement benefit costs included interest costs of $4,776, $6,584, and $6,815, respectively.

     The postretirement health care benefits consist solely of the payment of supplemental medical insurance. For measurement purposes, contractual payments for these health care benefits were used to determine net periodic postretirement benefit costs.

8. CONCENTRATIONS OF CREDIT RISK AND FAIR VALUES OF FINANCIAL INSTRUMENTS

     DWS/DAMCO are subject to credit risk and other risks inherent in international operations. Substantially all of DWS/DAMCO accounts receivable are due from oil and gas exploration companies and drilling contractors located primarily in south Texas and the Gulf of Mexico. DWS/DAMCO perform periodic credit evaluations of their customers' financial condition and generally do not require collateral.

     The following methods and assumptions were used by DWS/DAMCO in estimating their fair value disclosures for financial instruments.

          Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Notes Payable to Affiliated Companies and Other Notes Payable: The carrying amount of the Combined Entities' borrowings under these notes approximates fair value as all note terms are within 36 months.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The Company's acquisition of Air Drilling International, Inc. ("ADI") was consummated on June 20, 1997 (the "ADI Acquisition") and the DWS/DAMCO Acquisition was consummated on January 28, 1998. Accordingly, the Unaudited Pro Forma Combined Statement of Operations for the six months ended October 31, 1997 combines the unaudited operating results for Dailey for the six months ended October 31, 1997, the unaudited operating results for ADI for the period beginning on May 1, 1997 and ending on June 20, 1997 and the unaudited operating results for DWS/DAMCO for the six months ended September 30, 1997. The Unaudited Pro Forma Combined Statement of Operations for the twelve months ended April 30, 1997 combines the audited operating results of Dailey for the twelve months ended April 30, 1997, the unaudited operating results of ADI for the twelve months ended April 30, 1997 and the unaudited combined operating results of DWS/DAMCO for the twelve months ended March 31, 1997. The Unaudited Pro Forma Combined Balance Sheet as of October 31, 1997 combines the unaudited balance sheet of Dailey as of October 31, 1997 and the audited combined balance sheet of DWS/DAMCO as of September 30, 1997.

     The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with the notes thereto and the historical financial statements of DWS/DAMCO, including the notes thereto, included elsewhere herein; the historical financial statements of ADI filed with the Company's current report on Form 8-K dated June 20, 1997, as amended, and Dailey's historical financial statements filed with its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

     The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The ADI Acquisition and the DWS/DAMCO Acquisition were accounted for by the Company under the purchase method of accounting, and the assets and liabilities of ADI and DWS/DAMCO have been recorded at their estimated fair market values at the date of their respective acquisition. The adjustments included in the Unaudited Pro Forma Combined Statements of Operations reflect the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the Unaudited Pro Forma Combined Statements of Operations.

     The unaudited pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, the demand and prices for contract drilling services and rental tools, the Company's ability to successfully integrate the operations of ADI and DWS/DAMCO with its current business, the Company's debt level, and several other factors, many of which are beyond the Company's control.

                           DAILEY INTERNATIONAL INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                OCTOBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                         AS OF               AS OF
                                    OCTOBER 31, 1997   SEPTEMBER 30, 1997
                                    ----------------   ------------------
                                         DAILEY           DWS/DAMCO(A)      ADJUSTMENTS       PRO FORMA
                                    ----------------   ------------------   -----------       ---------
Current assets:
  Cash and cash equivalents.......      $ 59,611            $ 2,679           $(62,290)(B2,C) $     --
  Accounts receivable, net........        36,877              6,844                             43,721
  Consumable inventories..........            --              2,407                              2,407
  Other current assets............         3,455                572                              4,027
                                        --------            -------           --------        --------
          Total current assets....        99,943             12,502            (62,290)         50,155
Revenue-producing tools and
  inventory, net..................        69,961              3,094             17,693(B3)      90,748
Property and equipment, net.......         6,417              1,236                              7,653
Goodwill..........................        21,736                 --             32,000(B4)      53,736
Intangibles and other assets......         6,025                168                              6,193
                                        --------            -------           --------        --------
          Total assets............      $204,082            $17,000           $(12,597)       $208,485
                                        ========            =======           ========        ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities..................      $ 19,121            $ 1,178                           $ 20,299
  Accounts payable to
     affiliates...................           697                 --                                697
  Income taxes payable............         3,067                 --                              3,067
  Current portion of long-term
     debt.........................            76                357                                433
                                        --------            -------           --------        --------
          Total current
            liabilities...........        22,961              1,535                             24,496
                                        --------            -------           --------        --------
Long-term debt....................       114,217                393           $  2,389(C)      116,999
Other non-current liabilities.....         1,829                 86                 --           1,915
Stockholders' equity:
  Common stock and paid-in
     capital......................        40,261                479               (479)(B1)     40,261
  Retained earnings...............        24,814             14,507            (14,507)(B1)     24,814
                                        --------            -------           --------        --------
          Total stockholders'
            equity................        65,075             14,986            (14,986)         65,075
                                        --------            -------           --------        --------
          Total liabilities and
            stockholders'
            equity................      $204,082            $17,000           $(12,597)       $208,485
                                        ========            =======           ========        ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED OCTOBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PERIOD
                                                     BEGINNING
                                   SIX MONTHS       MAY 1, 1997        SIX MONTHS
                                     ENDED          AND ENDING           ENDED
                                OCTOBER 31, 1997   JUNE 20, 1997   SEPTEMBER 30, 1997
                                ----------------   -------------   ------------------
                                     DAILEY           ADI(D)          DWS/DAMCO(A)      ADJUSTMENTS     PRO FORMA
                                ----------------   -------------   ------------------   -----------     ---------
REVENUES:
  Rental income...............      $31,262           $   --            $    --                          $31,262
  Sales of products and
    services..................       11,427              227             15,606                           27,260
  Underbalanced drilling
    revenues..................       11,904            3,988                 --                           15,892
                                   --------           ------           --------           -------        -------
         Total revenues.......       54,593            4,215             15,606                           74,414
COSTS AND EXPENSES:
  Cost of rentals.............       21,819               --                 --                           21,819
  Cost of products and
    services..................        6,901              168              5,990           $ 1,264(E)      14,323
  Cost of underbalanced
    drilling..................        7,536            2,105                 --                35(E)       9,676
  Selling, general and
    administrative............       10,224            1,277              4,255               796(E)      16,552
  Reorganization costs........        2,453               --                 --                            2,453
  Non-cash compensation.......          539               --                 --                              539
  Research and development....          162               --                 --                              162
                                   --------           ------           --------           -------        -------
                                     49,634            3,550             10,245             2,095         65,524
                                   --------           ------           --------           -------        -------
Operating income..............        4,959              665              5,361            (2,095)         8,890
Interest expense..............        3,225               15                 51             2,544(F)       5,835
Interest income...............         (814)              --                 --                             (814)
Other (income) expense
  (net).......................          195               23               (288)                             (70)
                                   --------           ------           --------           -------        -------
Income before income taxes....        2,353              627              5,598            (4,639)         3,939
Income tax provision..........        1,035               41                 --              (140)(G)        936
                                   --------           ------           --------           -------        -------
Net income before
  extraordinary item..........      $ 1,318           $  586            $ 5,598           $(4,499)       $ 3,003
                                   ========           ======           ========           =======        =======
Earnings per share before
  extraordinary item..........      $  0.14                                                              $  0.32
                                   ========                                                              =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED APRIL 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                TWELVE MONTHS      TWELVE MONTHS
                                                    ENDED         ENDED MARCH 31,
                                               APRIL 30, 1997          1997
                                              -----------------   ---------------
                                              DAILEY    ADI(D)     DWS/DAMCO(A)     ADJUSTMENTS     PRO FORMA
                                              -------   -------   ---------------   -----------     ---------
REVENUES:
  Rental income.............................  $49,497   $    --        $    --                       $49,497
  Sales of products and
    services................................   16,954     2,599         27,530                        47,083
  Underbalanced drilling revenues...........       --    23,542             --                        23,542
                                              -------   -------        -------       --------        -------
         Total revenues.....................   66,451    26,141         27,530                       120,122
COSTS AND EXPENSES:
  Cost of rentals...........................   37,655        --             --                        37,655
  Cost of products and
    services................................    8,890     1,270         10,902       $  2,528(E)      23,590
  Cost of underbalanced drilling............       --    15,023             --            250(E)      15,273
  Selling, general and administrative.......   11,893     5,249          9,044          2,380(E)      28,566
  Non-cash compensation.....................    2,807        --             --                         2,807
  Research and development..................      850        --             --                           850
                                              -------   -------        -------       --------        -------
                                               62,095    21,542         19,946          5,158        108,741
                                              -------   -------        -------       --------        -------
Operating income............................    4,356     4,599          7,584         (5,158)        11,381
Interest expense............................      833     2,459             59         10,569(F)      13,920
Interest income.............................     (640)       --           (118)                         (758)
Other (income) expense
  (net).....................................      188      (221)           237            439(H)         643
                                              -------   -------        -------       --------        -------
Income (loss) before income taxes...........    3,975     2,361          7,406        (16,166)        (2,424)
Income tax provision........................    1,511     1,041             --            (84)(G)      2,468
                                              -------   -------        -------       --------        -------
Net income (loss) before extraordinary
  item......................................  $ 2,464   $ 1,320        $ 7,406       $(16,082)       $(4,892)
                                              =======   =======        =======       ========        =======
Earnings (loss) per share before
  extraordinary item........................  $  0.30                                                $ (0.60)
                                              =======                                                =======

                            See accompanying notes.

                   DAILEY INTERNATIONAL INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(A) The unaudited combined statements of operations of DWS/DAMCO for the six months ended September 30, 1997 and for the twelve months ended March 31, 1997 were derived from the unaudited combined statements of operations of DWS/DAMCO for the three month periods ended March 31, 1997 and 1996 and the audited combined statements of operations of DWS/DAMCO for the nine months ended September 30, 1997 and the year ended December 31, 1996. The audited combined statements of operations of DWS/DAMCO for the nine months ended September 30, 1997 and the year ended December 31, 1996 and the audited combined balance sheet as of September 30, 1997 are included elsewhere in this Current Report on Form 8-K. Certain reclassifications have been made to conform the financial statements of DWS/DAMCO to the pro forma presentation. Such reclassifications have no effect on total stockholders' equity or net income.

(B) To reflect the purchase of the operating assets and liabilities of DWS/DAMCO for total consideration of $61 million (subject to working capital adjustment) plus approximately $1 million in transaction costs. The acquired assets exclude cash and certain non-operating equipment. For purposes of the unaudited pro forma combined balance sheet and statement of operations, the purchase price has been allocated as follows (in thousands):

(1) Historical net book value of DWS/DAMCO..................  $14,986
(2) Adjustment for cash and cash equivalents not acquired...   (2,679)
(3) Fair value adjustment of revenue producing tools and
    inventory...............................................   17,693
(4) Excess of purchase price over the sum of fair value of
    net assets acquired.....................................   32,000
                                                              -------
                                                              $62,000
                                                              =======

(C) For purposes of the unaudited pro forma combined balance sheet, the proceeds for the DWS/DAMCO Acquisition were assumed to have been provided with available cash and, to the extent necessary, additional borrowings under the Company's credit facility.

(D) The unaudited statement of operations of ADI for the period beginning May 1, 1997 through June 20, 1997 was derived from the unaudited financial statements of ADI for such period. The unaudited statement of operations of ADI for the twelve months ended April 30, 1997 was derived from the audited statement of operations of ADI for the year ended December 31, 1996 and the unaudited statements of operations of ADI for the four month periods ending April 30, 1997 and 1996. Certain reclassifications have been made to conform the financial statements to the pro forma presentation. Such reclassifications have no effect on total stockholders' equity or net income.

(E) To record additional depreciation and amortization expense associated with the purchase price adjustment for DWS/DAMCO assuming a 25-year life for goodwill ($1.3 million per year, $640,000 for six months), an average life for fixed assets of seven years ($2.5 million per year, $1.3 million for six months) and to record additional depreciation and amortization expense associated with the purchase price adjustment for ADI through June 20, 1997 assuming a 20-year life for goodwill ($1.1 million per year, $156,000 for the period from May 1, 1997 through June 20, 1997) and an average life for fixed assets of eight years ($250,000 per year, $35,000 for the period from May 1, 1997 through June 20, 1997).

(F) To record additional interest expense on (i) the ADI Acquisition for the period from May 1, 1996 through the date of such acquisition, (ii) the DWS/DAMCO Acquisition for the period from May 1, 1996 through August 19, 1997, the date of issuance of the Company's 9 3/4% Senior Notes due 2007 (the "Notes") and (iii) incremental borrowings of $7.5 million from August 20, 1997 to October 31, 1997 beyond the amount of the Notes, assuming a fixed rate of 9 3/4%. A 1/8% increase in the assumed interest rate would have increased annual pro forma interest expense by $136,000 for the twelve months ended April 30, 1997 and $33,000 for the six-month period ended October 31, 1997.

(G) To adjust consolidated income tax expense for the impact of the pro forma adjustments and to reflect federal and state income tax expense for DWS/DAMCO, which historically did not record such expense (having elected S Corporation status). Because the pro forma adjustments result in Dailey having net operating losses, and there is no assurance that these net operating losses will be benefited for tax purposes before they expire, related income tax benefits were not recognized in the pro forma adjustments.

(H)  To remove the gain on the sale of stock not assumed in the ADI Acquisition.

                                 EXHIBIT INDEX

      EXHIBIT
      NUMBER                                DESCRIPTION
      -------                               -----------
        2.1         -- Asset Purchase Agreement dated November 30, 1997 (the
                       "Asset Purchase Agreement"), by and among the Company,
                       DWS/DAMCO and the shareholders of each of DWS, DSI and
                       DTSI (incorporated by reference from the Company's
                       Quarterly Report on Form 10-Q for the three-month and
                       six-month periods ended October 31, 1997). Pursuant to
                       Item 601(b)(2) of Regulation S-K, certain schedules and
                       similar attachments to the Asset Purchase Agreement have
                       not been filed with this exhibit. The Schedules contain
                       various items relating to the representations and
                       warranties made by the Company and DWS/DAMCO in the Asset
                       Purchase Agreement. The Company agrees to furnish
                       supplementally any omitted schedule to the Securities and
                       Exchange Commission upon request.
       10.1         -- Escrow Agreement dated January 28, 1998, by and among the
                       Company, DWS, DSI, DTSI, the Shareholder Representatives,
                       and U.S. Trust Company of Texas, National Association
                       (the "Escrow Agent").
       23.1         -- Consent of Ernst & Young LLP
       99.1         -- Press Release dated January 28, 1998